SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act

January 15, 2015

Date of Report (Date of Earliest Event Reported)

MediJane Holdings Inc.

 (Exact name of registrant as specified in its charter)

Nevada	333-167275	46-0525378
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2011 Ken Pratt Boulevard, Suite 210 Longmont, CO	80501
(Address of principal executive offices)	(Zip Code)

(855) 933-3499

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On February 3, 2015, the Company exercised its borrower offset right under the convertible promissory note dated June 24, 2014 by and between the Company and Typenex Co-Investment, LLC.  Through this offset right, the Company is entitle to deduct and offset any amount owing by Typenex under the initial securities purchase agreement dated June 24, 2014 from any amount owed by the Company under the note.  The combined balance of the secured investor notes and the investor notes as of the January 28, 2015 offset date was $890,800.  In addition, the note balance prior to the offset included $85,000 of unearned original issue discounts.

In conjunction with the Company’s exercise of its offset right, the Company and Typenex each hereby acknowledge that the secured investor notes and the investor notes were offset against the Company balances owed under the note as of the offset date, and as a result thereof, each of the secured investor notes and the investor notes is deemed to have been paid in full and are now cancelled and terminated and the Company balance owed under the note has been reduced to $218,028.47 as of the offset date.  Additionally, the Company specifically acknowledges that Typenex has no further obligations under any of the secured investor notes and investor notes.

Further, the Company acknowledges that the investor pledge agreement, dated June 24, 2014, and all security interests granted thereunder with respect to the collateral (as defined in the investor pledge agreement have terminated and all such security interests shall be deemed released.

Item 3.02 – Unregistered Sales of Equity Securities

On January 15, 2015, the Company received a notice of conversion from its noteholder on the Typenex Note to convert $20,000 of principal into shares of the Company’s common stock.  Under the terms of the Typenex Note, the Company has issued 2,808,989, at a market price, as defined by the Typenex Note, equal to $0.00712 per share.

The common shares issued under the conversion notice are exempt under Section 4(a)(2) of the Securities Act.  Typenex is able to bear the economic risk, has access to the type of information normally provided in a prospectus for a registered securities offering, and has agreed not to resell or distribute the securities to the public.

Item 9.01 - Exhibits

Ex 10.1 – Offset acknowledgement between MediJane Holdings, Inc. and Typenex Co-Investment, LLC signed February 3, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MediJane Holdings Inc.

By:      /s/ Russell Stone

Russell Stone

Chief Executive Officer

Dated:  February 10, 2014

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